UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2012

CONTINENTAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32886	73-0767549
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 N. Broadway Oklahoma City, Oklahoma		73102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (405) 234-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On July 26, 2012, Continental Resources, Inc. (the “Company”), entered into Amendment No. 1 (“Amendment No. 1”) to the Seventh Amended and Restated Credit Agreement dated June 30, 2010, among the Company, as borrower, Banner Pipeline Company LLC, as guarantor, Union Bank, N.A., as administrative agent and issuing lender, and the other lenders party thereto (as amended prior to Amendment No. 1, the “ 2010 Credit Agreement” and together with Amendment No. 1 the “Credit Agreement”). Capitalized terms used in this Form 8-K, but not otherwise defined have the meanings assigned to them under the Credit Agreement.

Amendment No. 1 includes, among other things, the following material changes to the 2010 Credit Agreement:

•

Except in the case of borrowing base increases, approval of the semi-annual redetermination of the borrowing base requires the consent of lenders holding more than 50% of the outstanding commitments under the Credit Agreement (compared to 75% under the 2010 Credit Agreement);

•

In the case of borrowing base increases, approval of the semi-annual redetermination of the borrowing base requires the consent of lenders holding at least 90% of the outstanding commitments under the Credit Agreement (compared to 100% under the 2010 Credit Agreement);

•

Approval of conversion to an Additional Covenant Period requires the consent of lenders holding at least 75% of the outstanding commitments under the Credit Agreement (compared to 100% under the 2010 Credit Agreement);

•

A change in the minimum threshold in Section 5.06(l) of the Credit Agreement (requiring notice to the lenders in the event of certain claims, judgments, liens or other encumbrances) from $10 million to $50 million;

•

A requirement for the Company and its subsidiaries to cause the lenders to have an Acceptable Security Interest in at least 80% by value (compared to 85% under the 2010 Credit Agreement) of all of the Company’s and its subsidiaries’ Proven Reserves and associated Oil and Gas Properties, as determined by the most recently delivered Engineering Report (the “80% Requirement”), unless the Collateral Coverage Ratio is greater than or equal to 1.75 to 1, in which case the 80% Requirement will not apply during the time the Collateral Coverage Ratio is greater than or equal to 1.75 to 1 (any period where the 80% Requirement does not apply is referred to herein as a “Collateral Coverage Period”);

•

A requirement to satisfy the 80% Requirement or grant the lenders an Acceptable Security Interest in certain of the Company’s and its subsidiaries’ Proven Reserves and associated Oil and Gas Properties, as determined by the most recently delivered Engineering Report, such that the Collateral Coverage Ratio is at least 1.75 to 1, within 120 days of the termination of any Collateral Coverage Period;

•

A requirement to, from time to time at the request of the Administrative Agent, deliver such documents as required by the Administrative Agent to ensure the Administrative Agent shall have received satisfactory title opinions or other title evidence reflecting the Company and its guarantor subsidiaries have good and marketable title to Oil and Gas Properties whose aggregate present value, as determined by the most recently delivered Engineering Report, is at least equal to an amount determined by multiplying the outstanding commitments under the Credit Agreement by 1.225 (as compared to 70% of the Present Value of the Company’s and guarantor subsidiaries’ Oil and Gas Properties, as determined by the most recently delivered Engineering Report under the 2010 Credit Agreement);

•	A change in the other permitted debt threshold in Section 6.02(f) of the Credit Agreement (negative covenant in connection with incurrence of debt) from $50 million to $100 million;

•

A change in the leverage ratio in Section 6.17 of the Credit Agreement (negative covenant in connection with the ratio of the Funded Debt of the Company and its subsidiaries as of the end of a fiscal quarter to the consolidated EBITDAX of the Company and its subsidiaries for the four-fiscal quarter period then ended) from 3.75 to 1 to 4 to 1; and

•	A change in the Applicable Margins/Pricing Grid attached as Schedule I to the Credit Agreement to the following:

Utilization Level		Eurodollar Rate Advances	Reference Rate Advances	Letter of Credit Fee	Commitment Fee
Level I	Equal to or greater than 90%	2.50%	1.50%	2.50%	0.50%
Level II	Less than 90% but equal to or greater than 75%	2.25%	1.25%	2.25%	0.50%
Level III	Less than 75% but equal to or greater than 50%	2.00%	1.00%	2.00%	0.50%
Level IV	Less than 50% but equal to or greater than 25%	1.75%	0.75%	1.75%	0.375%
Level V	Less than 25%	1.50%	0.50%	1.50%	0.375%

Amendment No. 1 also makes the following changes to the 2010 Credit Agreement:

•	An increase in the amount of the aggregate commitments from $1.25 billion to $1.5 billion;

•	An increase in the borrowing base from $2.25 billion to $2.75 billion.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1 dated July 26, 2012 to the Seventh Amended and Restated Credit Agreement dated June 30, 2010, among Continental Resources, Inc., as borrower, Banner Pipeline Company LLC, as guarantor, Union Bank, N.A., as administrative agent and issuing lender, and the other lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CONTINENTAL RESOURCES, INC. (Registrant)

Date: August 1, 2012	By:	/s/ John D. Hart
John D. Hart
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1 dated July 26, 2012 to the Seventh Amended and Restated Credit Agreement dated June 30, 2010, among Continental Resources, Inc., as borrower, Banner Pipeline Company LLC, as guarantor, Union Bank, N.A., as administrative agent and issuing lender, and the other lenders party thereto.